UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

 Date of Report (date of earliest event reported):

September 18, 2014

SUMMIT HEALTHCARE REIT, INC.

(Exact name of registrant as specified in its charter)

____________________

Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 South Pointe Drive, Suite 100, Lake Forest, California 92630

(Address of principal executive offices)

(949) 852-1007

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 18, 2014, consolidated subsidiaries of Summit Healthcare REIT, Inc. (the “Company”) entered into loan agreements and related documentation with Lancaster Pollard Mortgage Company, LLC that are secured by the real and personal property comprising the Sheridan Care Center, Fern Hill Care Center, Farmington Square, and Pacific Health and Rehabilitation Center skilled nursing and assisted living facilities. Each of the loans is insured by the U.S. Department of Housing and Urban Development (“HUD”). The loans have a combined principal balance of $24.2 million. The loans have an all in annual interest rate of 4.43%, and amortization terms of 25 to 30 years. The loans contain a prepayment penalty of 10% in year 1, which reduces each year by 100 basis points, until there is no longer a prepayment penalty beginning in year 11. The loans are subject to customary representations, warranties and ongoing covenants and agreements with respect to the operation of the facilities, including the provision for certain maintenance and other reserve accounts with respect to the facilities. A form of the Healthcare Facility Note entered into by each of the four applicable borrower entities with respect to the HUD-insured loans is attached as Exhibit 10.1. The net loan proceeds of $24.2 million have been used to pay down outstanding debt maturing in 2017.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Form of Healthcare Facility Note with respect to HUD - insured loans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT HEALTHCARE REIT, INC.

	By:	/s/ Elizabeth Pagliarini
Name: Elizabeth Pagliarini
Title: Chief Financial Officer

Dated: September 23, 2014